Exhibit 99.02

DataMEG Corp. and Quantum Advanced Technologies Sign Definitive Agreement to Settle Litigation WASHINGTON, Sept. 19 /PRNewswire/ -- DataMEG Corp. (OTC Bulletin Board: DTMG - news) announced today a Definitive Agreement has been signed between DataMEG and Quantum Advanced Technologies (QAT), which will end the litigation between the two parties. The Agreement provides QAT with a 25% ownership position of DataMEG's newly formed subsidiary, CAS Communications, Inc. DataMEG Corp. will own the remaining 75% of CAS Communications, Inc., whose executive offices will be based in Charlotte, N.C.

Andrew Benson, President, DataMEG Corp., stated, ``We're pleased to have this matter settled and put the expense and distraction of the litigation behind us. The Definitive Agreement will grant QAT an option to purchase 2,000,000 shares of DTMG over three years at $1.28 per share, vesting one- third of the total each calendar year. Mr. Boiardi, former president of QAT, will be a Director of CAS Communications, Inc. DataMEG will name two additional Directors. The Board of Directors for CAS Communications will also select an outside independent Director in the near future.''

Mr. Benson continued, ``We will be registering the shares of CAS Communications, Inc., allowing CAS Communications, Inc. Common Shares to be traded in the public market. The required SEC forms are being prepared and will be filed upon completion. All DataMEG shareholders of record at the time of the SEC filing will receive one (1) share of CAS Communications, Inc. Common Stock for every two (2) Common Shares of DataMEG. All parties from DataMEG Corp. and Quantum Advanced Technologies have signed the settlement Agreement and the document has been filed with the court.''

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as ``expect,'' ``anticipate,'' ``could,'' and ``may'' and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks, including the outcome of pending adverse claims to the Company and its subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.